EXHIBIT 99.1

For Release 6:45 a.m. CDT May 4, 2004

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Mindy Brown
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Mindy.Brown@ps.net

Perot Systems Announces First Quarter 2004 Financial Results
Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075	REVENUE GROWS BY 25% YEAR-TO-YEAR
972.577.0000	EPS (DILUTED) INCREASES TO $.16
www.perotsystems.com

Plano, TX — May 4, 2004 — Perot Systems Corporation (NYSE: PER) today announced financial results for the first quarter of 2004. Revenue for the first quarter of 2004 grew by 25% year-to-year to $420 million. Earnings per share diluted was $.16 for the first quarter of 2004, a 23% increase as compared to first quarter 2003 earnings per share (diluted) prior to the cumulative effect of a change in accounting principle. By line of business:

•	IT Solutions, Perot Systems’ line of business that provides commercial outsourcing solutions customized to specific vertical markets, achieved first quarter 2004 revenue of $315 million, representing 75% of consolidated revenue for the quarter, an increase of 9% as compared to the first quarter of 2003. This increase to revenue was primarily attributable to growth in the Healthcare and Industrial Services (Construction, Engineering and Manufacturing) markets, with revenue for these two markets growing by 27% and 13% respectively.

•	Perot Systems Government Services, the company’s line of business serving federal government organizations, achieved first quarter 2004 revenue of $65 million, representing 15% of consolidated revenue for the quarter, an increase of 85% year-to-year. Recognizing a full quarter of revenue for Soza and Company, Ltd., which was acquired midway during the first quarter of 2003, resulted in $21.8 million, or 62 percentage points of this revenue growth. Expansion of existing government programs and new business wins contributed 23 percentage points of year-to-year growth.

•	Perot Systems’ Consulting line of business, consisting of its business consulting, systems integration, and application management practices, achieved first quarter 2004 revenue of $40 million, or 10% of consolidated revenue for the quarter.

Perot Systems 1Q 2004 Financial Results	Page 2 of 11

Consulting Line of Business

On December 19, 2003, Perot Systems acquired its partner’s interest in its joint venture, HCL Perot Systems, and later changed the name to Technology Solutions India (“TSI”). TSI was consolidated as part of Perot Systems’ Consulting line of business effective December 31, 2003. TSI is an IT services business specializing in application development, maintenance, migration and testing. TSI goes to market through two channels: subcontract relationships with the IT Solutions line of business and direct-to-market activities. Perot Systems reports the revenue associated with TSI’s direct-to-market activities within the Consulting line of business. For the first quarter of 2004, revenue for TSI in the Consulting line of business was $27.6 million. The remaining $12.5 million of revenue for the Consulting line of business consists of $11.9 million of revenue associated with package implementation and systems integration services, which grew by 6% year-to-year, and other select business and technology consulting services, which comprised the remainder of this line of business.

Business Highlights

First quarter 2004 business highlights included:

•	Revenue grew sequentially by 7% to $420 million.

•	New contract signings totaled $281 million for the first quarter of 2004. These new contract signings were comprised primarily of business process outsourcing and systems integration contracts.

•	Total bookings, which include new contract signings and contract renewals, were $472 million for the quarter. During the first quarter, Perot Systems extended contracts in the Transportation, Construction, Government and Healthcare markets.

•	The previous acquisitions of Soza and Company, TSI, Vision Healthsource, and the Delphi Group contributed revenue of $51 million, equal to 15 percentage points of year-to-year revenue growth, including approximately $21.8 million of additional revenue related to a full quarter of revenue from Soza and Company.

•	Operating income grew by 48% year-to-year to $31.0 million for the first quarter of 2004. Operating income as a percentage of revenue increased year-to-year by 1.2 percentage points to 7.4% for the first quarter of 2004.

•	Selling, general and administrative expense as a percentage of revenue decreased to 12.7% for the first quarter of 2004.

•	Earnings per share (diluted) grew to $.16 for the first quarter of 2004, a 23% increase as compared to earnings per share (diluted), prior to the cumulative effect of a change in accounting principle, of $.13 for the first quarter of 2003.

•	Operating Cash Flow for the twelve months ended March 31, 2004 was $96.8 million.

Perot Systems 1Q 2004 Financial Results	Page 3 of 11

•	Capital expenditures for the twelve months ended March 31, 2004 were $25.7 million, equal to 1.7% of revenue.

•	Days Sales Outstanding for the first quarter of 2004 were 50 days.

•	Perot Systems had cash and short-term investments totaling $153 million as of March 31, 2004.

“We are very pleased with our financial results for the first quarter of 2004,” said Ross Perot Jr., president and CEO for Perot Systems. “The investments and tough decisions of the past few years and our disciplined approach to business are producing solid results. Good demand for our services is resulting in new business wins. With these new business wins and a more stable technology spending environment, revenue grew to record levels, profit margins expanded, and the team delivered outstanding earnings growth.”

Business Outlook

The information contained within this section and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the following statements involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating the projections, we have considered recent and potential sales, acquisitions and current market conditions, with these factors being subject to risks and uncertainties, including those described within this press release.

For the second quarter of 2004, Perot Systems expects revenue to range from $412 million to $427 million and earnings per share (diluted) to range from $.14 to $.16. For the second quarter of 2004, Perot Systems expects sequential revenue growth from its federal government services line of business with commercial outsourcing revenue expected to be sequentially flat to a slight decline, depending on fluctuations to project-related revenue and business volumes, and the timing of new sales.

Conference Call

Perot Systems will hold a conference call to review first quarter 2004 results of operations on May 4, 2004 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its first quarter 2004 financial results at www.perotsystems.com.

Perot Systems 1Q 2004 Financial Results	Page 4 of 11

Perot Systems Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2003 and 2004
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended March 31
	2003	2004	% Change
IT Solutions	$289.7	$314.9	9%
Government Services	35.0	64.8	85%
Consulting	11.6	40.1	246%
Other	0.1	—	n/m

Total revenue 1)	336.4	419.8	25%
Direct cost of services	272.1	335.4	23%

Gross profit 2)	64.3	84.4	31%
Selling, general and administrative expenses 3)	43.4	53.4	23%

Operating income	20.9	31.0	48%
Other income (expense), net 4)	2.8	(1.0)	(136%)
Interest income (expense), net	0.7	(0.1)	(114%)

Income before taxes	24.4	29.9	23%
Provision for income taxes	9.5	11.2	18%

Income before cumulative effect of a change in accounting principle	14.9	18.7	26%
Cumulative effect of a change in accounting principle, net of tax 5)	(43.0)	—	n/m

Net income (loss)	($28.1)	$18.7	n/m

Diluted earnings (loss) per common share:
Income before cumulative effect of a change in accounting principle	$.13	$.16	23%
Cumulative effect of a change in accounting principle, net of tax 5)	(.38)	—	n/m

Diluted earnings (loss) per common share	($.25)	$.16	n/m
Weighted average diluted common shares outstanding 6)	114.0	119.5	5%

Perot Systems 1Q 2004 Financial Results	Page 5 of 11

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2003 and March 31, 2004
(Millions of USD)
Unaudited

	As of	As of
	12/31/2003	3/31/2004	% Change
Cash and cash equivalents	$123.8	$118.7	(4%)
Short-term investments	37.6	34.0	(10%)
Accounts receivable, net	208.2	232.3	12%
Prepaid expenses and other	52.4	71.2	36%

Total current assets	422.0	456.2	8%
Property, equipment & software, net	142.8	144.1	1%
Goodwill	347.6	358.6	3%
Other non-current assets	98.2	105.1	7%

Total assets	$1,010.6	$1,064.0	5%

Current liabilities	$207.0	$215.7	4%
Long-term liabilities	90.8	91.2	—
Stockholders’ equity	712.8	757.1	6%

Total liabilities & stockholders’ equity	$1,010.6	$1,064.0	5%

Perot Systems 1Q 2004 Financial Results	Page 6 of 11

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2003 and 2004
(Millions of USD)
Unaudited

	Three Months Ended
	3/31/2003	3/31/2004
Net income (loss)	($28.1)	$18.7
Depreciation and amortization	7.3	13.4
Cumulative effect of a change in accounting principle, net of tax 5)	43.0	—
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items 7)	(13.9)	(29.8)

Net cash provided by operating activities	8.3	2.3
Purchases of property, equipment and software	(13.2)	(10.5)
Acquisitions of businesses, net of cash acquired	(82.8)	(8.1)
Other investing activities	—	5.4

Net cash used in investing activities	(96.0)	(13.2)
Proceeds from issuance of common stock	1.0	6.1
Other financing activities	(0.2)	(0.1)

Net cash provided by financing activities	0.8	6.0
Effect of exchange rate changes on cash and cash equivalents	1.8	(0.2)

Net decrease in cash and cash equivalents	(85.1)	(5.1)

Perot Systems 1Q 2004 Financial Results	Page 7 of 11

Financial Statement Notes

1)	Revenue for the first quarter of 2004 increased by $83.4 million, or 25%, to $419.8 million from revenue of $336.4 million for the first quarter of 2003 due to increases in revenue from the IT Solutions, Government Services and Consulting segments.

Revenue from the IT Solutions segment increased by $25.2 million, or 9%, to $314.9 million for the first quarter of 2004 from revenue of $289.7 million in the first quarter of 2003. This net increase was primarily attributable to:

•	$18.8 million increase from contracts signed during the twelve-month period following the first quarter of 2003. For these contracts, we are primarily providing our customers technology-related services, including IT infrastructure management, application development and maintenance, business process re-engineering, and proprietary software application services, which include implementation and customization of our Diamond® health benefits administration suite of software for a few of these customers. The selection criteria for outsourcing contracts typically include the alignment of our operational plan and the customer’s business needs, the price for the services to be delivered, the skills of the team that will be leading the relationship, and the level of industry expertise exhibited. The contracts underlying this revenue increase came primarily from markets where we have established expertise and service offerings, although a subset of this revenue growth came from expanding existing service offerings for the healthcare industry into new geographies.

•	$15.8 million increase associated with outsourcing contracts signed during the first quarter of 2003 with customers in the healthcare and manufacturing industries for which we did not recognize a full quarter of revenue during the first quarter of 2003 because of the timing of the contract signings and subsequent contract start dates. The outsourcing contracts underlying this revenue increase include a mix of technology and business process services such as IT infrastructure management, application development and maintenance, proprietary software application services, which include implementation and customization of our Diamond® health benefits administration suite of software for one of these customers, and claims processing services.

•	$5.0 million net increase from existing accounts, short-term offerings, and project work. We typically perform services that are above our base level of services for our long-term customers. Given the discretionary nature of these additional services, the amount of these services that we provide to our customers may fluctuate from period to period depending on many factors, including economic conditions and specific customer needs.

•	Partially offsetting these increases was a $14.4 million decrease in revenue associated with three major customer contract changes. We ended an under-performing contract during the fourth quarter of 2003, resulting in an $8.7 million decrease in revenue year-to-year for the first quarter of 2004. Additionally, we completed two major contract renewals that resulted in a year-to-year revenue reduction of $5.7 million, primarily relating to reductions in price.

Revenue from Government Services increased $29.8 million, or 85%, to $64.8 million for the first quarter of 2004 from $35.0 million for the first quarter of 2003. This increase is primarily attributable to the acquisition of Soza & Company, Ltd. in February 2003 as we recognized

Perot Systems 1Q 2004 Financial Results	Page 8 of 11

approximately $21.8 million of additional revenue in the first quarter of 2004 resulting from a full quarter of revenue in our financial statements. The remaining year-to-year increase of $8.0 million is primarily attributable to new contracts and existing program expansion within the Department of Homeland Security, the Department of Defense, and the civilian agencies of the federal government. For the contracts underlying this revenue increase, we are providing program management, administrative, professional and engineering services related to both a recently awarded program by the Department of Homeland Security and from existing programs where specific initiatives of the government required additional resources for the first quarter of 2004 as compared to the same period in the prior year. Our business with the federal government may fluctuate because of annual funding requirements and the specific needs of the federal agencies we serve.

Revenue from the Consulting segment increased 246% to $40.1 million for the first quarter of 2004, net of the elimination of intersegment revenue of $5.5 million, from $11.6 million for the first quarter of 2003. This increase is primarily attributable to the acquisition of TSI, which contributed $27.6 million of revenue, net of the elimination of intersegment revenue of $5.5 million, for the first quarter of 2004. The remaining increase is attributable to increased revenue from technology and business consulting services, primarily attributable to an increased level of services related to the implementation of prepackaged software applications. These services are typically viewed as discretionary services by our customers with the level of business activity depending on many factors, including economic conditions and specific customer needs.

Revenue from UBS, our largest customer, was $66.3 million for the first quarter of 2004, or 16% of revenue. This revenue is reported within the IT Solutions and Consulting lines of business and is summarized in the following table:

	Three Months Ended March 31
	2003	2004	Change
UBS revenue in IT Solutions	$58.8	$58.3	(1%)
UBS revenue in Consulting	—	8.0	n/m

Total revenue from UBS	$58.8	$66.3	13%

The increase in revenue from UBS for the Consulting line of business is due to the acquisition of TSI as discussed above.

2)	Gross margin, which is calculated as gross profit divided by revenue, for the first quarter of 2004 was 20.1% of total revenue, which is higher than the gross margin for the first quarter of 2003 of 19.1% of total revenue. This year-to-year increase in gross margin is primarily due to the acquisitions of TSI and Vision Healthsource, which increased gross margin by 1.8 percentage points. TSI and Vision were acquired during the twelve-month period following the first quarter of 2003 and typically realize higher gross margins than what we normally realize on traditional IT outsourcing contracts because of the nature of the services they provide, which are offshore business process outsourcing and application management services. This year-to-year increase is also due to a slight increase in overall profitability for commercial customer contracts and our government business. Partially offsetting these increases were the three major customer contract changes discussed above, which reduced our gross margin by 1.0 percentage points, and an increase in expense of $2.4 million for year-end bonuses to be paid to associates in the IT Solutions segment and in our corporate SG&A operating areas. In addition, in the first quarter of 2004 we recorded $3.3 million of expense associated with an unfulfilled minimum purchase

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commitment. During the first quarter of 2003, we recorded $2.0 million of expense associated with this unfulfilled minimum purchase commitment.

3)	Selling, general and administrative expenses for the first quarter of 2004 increased 23% to $53.4 million from $43.4 million for the first quarter of 2003. This increase is primarily attributable to the acquisitions of Soza and TSI and additional costs associated with corporate compliance and business insurance, partially offset by reduced SG&A expenses resulting from cost reductions made in 2003. SG&A for the first quarter of 2004 was 12.7% of revenue, which is slightly lower than SG&A for the first quarter of 2003 of 12.9% of revenue.

4)	Other income (expense), net, decreased for the three months ended March 31, 2004, to expense of $1.0 million from income of $2.8 million for the three months ended March 31, 2003. This decrease is primarily attributable to $1.5 million of income in the first quarter of 2003 from our previous 50% equity in the earnings of HCL Perot Systems, where we purchased our partner’s equity interest during December 2003 and subsequently renamed the company TSI, the receipt of a $1.2 million non-investment interest payment during the first quarter of 2003, and the recognition of unrealized foreign exchange losses during the first quarter of 2004.

5)	Effective January 1, 2003 Perot Systems changed its method of accounting for revenue from arrangements with multiple deliverables for both existing and prospective customers when it adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). This resulted in an expense for the cumulative effect of a change in accounting principle in the first quarter of 2003 of $69.3 million ($43.0 million, net of the applicable income tax benefit), or $0.38 per diluted share. This adjustment resulted primarily from the reversal of unbilled revenues associated with long-term fixed price contracts that include construction-type services, as each such contract had previously been accounted for as a single unit of accounting using the percentage-of-completion method. This adjustment also includes approximately $19.5 million of expense (approximately $12.1 million, net of the applicable income tax benefit), or $0.11 per diluted share, to recognize an estimated loss on a construction-type service included in a contract with multiple deliverables that we expected to be profitable in the aggregate over its term and that was previously accounted for as a single unit of accounting using the percentage-of-completion method. This contract was subsequently ended as described above.

6)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt the expense recognition provisions of FAS 123, “Accounting for Stock-Based Compensation,” the pro forma diluted earnings (loss) per common share for the three months ended March 31, 2003 and 2004 would be ($.29) and $.13, respectively.

7)	Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items for the first quarter of 2004 includes a $23.8 million increase to accounts receivable and an $8.1 million decrease to accrued compensation related to associate bonuses.

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About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 13,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:

•	Our contract with UBS (our largest customer) ends in January 2007 and we may renegotiate its term before then, either of which events we expect would result in lower revenues or profits.

•	Revenue from our contract with UBS may substantially vary between periods because it depends on the levels of service UBS determines we have provided.

•	We may bear the risk of cost overruns under custom software development contracts, and, as a result, cost overruns could adversely affect our profitability.

•	Our five largest customers account for a substantial portion of our revenue and profits and loss of any of these customers could result in decreased revenues and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Our software development products may cost more than we initially project, encounter delays, or fail to perform well in the market, which could decrease our profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

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•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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